Exhibit 10.1

SEPARATION AGREEMENT

Separation Agreement (“Agreement”) made as of this __th day of March, 2007 by and between CharterMac Capital LLC, a Delaware limited liability company (“CCL”), and Alan P. Hirmes.

A.       CCL and Mr. Hirmes are parties to that certain Employment Agreement, dated as of November 28, 2006 (the “Employment Agreement”).

B.          Mr. Hirmes has announced his intention to retire from employment with CCL and resign as a trustee, director and officer of CharterMac, CCL and any and all of CCL’s parents, subsidiaries, affiliates and any other entities organized in connection with, or related to, CCL or its affiliates in the business of organizing entities which offer interests to investors (collectively, the “Company Group”); which defined term shall exclude any entities wholly owned by Hirmes and/or his family members through which Mr. Hirmes owns his interests in entities constituting the Company Group. Capitalized terms not defined herein shall have the meaning ascribed to them in the Employment Agreement.

1.             Last Day of Employment. Mr. Hirmes’s last day of employment with CCL shall be March 15, 2007 (the “Effective Date”).

2.             Separation Payments. Subject to Section 2(c) hereof, CCL will provide Mr. Hirmes with the following severance benefits in lieu of the benefits payable under Section 7(a) of the Employment Agreement:

(a)         Within thirty (30) days of the Effective Date, CCL shall pay Mr. Hirmes $ 462,312.48, representing Mr. Hirmes’s Severance Pay pursuant to the Employment Agreement.

(b)         Within thirty (30) days of the Effective Date, CCL shall pay Mr. Hirmes $1,200,000 in cash, representing Mr. Hirmes’s Bonus Severance pursuant to the Employment Agreement, which amount shall be in consideration of his 2007 bonus. Mr. Hirmes hereby acknowledges that he has received a 2006 bonus in compliance with Section 4(b) of the Employment Agreement.

(c)          As a condition to receiving the Severance Pay and the Bonus Severance hereunder, Mr. Hirmes agrees to execute and deliver the release attached as Exhibit B to the Employment Agreement (the “Release”). If Mr. Hirmes revokes the Release, he will not be eligible to receive the Severance Pay and Bonus Severance payments.

3.             Acknowledgement of Employment Agreement Provisions. The parties hereto acknowledge that this Agreement shall not constitute a waiver of either party’s rights or obligations under the Employment Agreement, including all post-termination benefits due to Mr. Hirmes and obligations of the parties, except that the parties acknowledge that the Severance Pay and the Bonus Severance payments under Section 7(a) of the Employment Agreement are to be made in the amounts set forth in Section 2 above. CCL shall reimburse Mr. Hirmes for any expenses submitted within sixty (60) days after the Effective Date that are in compliance with

CCL’s expense reimbursement policy. In addition to reimbursing Mr. Hirmes pursuant to Section 4(c) of the Employment Agreement for Federal, state and local tax return preparation with respect to 2006 returns, CCL shall reimburse Mr. Hirmes for Federal, state and local tax return preparation with respect to 2007 tax returns; provided, however, that the amount of the reimbursement for 2007 tax preparation shall not materially exceed the amount of reimbursement for 2006 tax preparation.

4.             Resignations. On the Effective Date, Mr. Hirmes shall resign as a trustee, director, and officer of the entities set forth on Schedule A to his resignation letter, the form of which is attached hereto as Exhibit A. Mr. Hirmes also shall resign as a trustee and officer of American Mortgage Acceptance Company, pursuant to a resignation letter attached hereto as part of Exhibit A. Mr. Hirmes shall sign the resignation letter to carry out the effect of the foregoing within five (5) days of delivery of same (such delivery to be deemed to occur in accordance with the notice delivery provisions set forth in Section 16 hereof). In the event that it becomes evident to CCL at any time after the Effective Date that there are additional Company Group entities that are subsidiaries of CharterMac in which Mr. Hirmes holds a position as trustee, director or officer, CCL will so notify Mr. Hirmes in writing and request his written resignation within five (5) business days of delivery of such written notice. In the event Mr. Hirmes does not respond within such five-day period, Mr. Hirmes agrees that the Attorney-in-Fact (as defined below) may execute any such resignation letter on his behalf in accordance with Section 9 hereof. This section shall not apply to any voting rights Mr. Hirmes has by virtue of his position as a member of any entity, which rights shall be governed by Section 5 hereof.

5.            Hirmes Interests. On the Effective Date, Mr. Hirmes shall withdraw as a member of (i) RCC GP Holdings LLC and shall execute and deliver to CCL the Amended and Restated Limited Liability Company Agreement of RCC GP Holdings LLC attached hereto as Exhibit B; and (ii) RCC GP Dispositions LLC and shall execute and deliver to CCL the Amended and Restated Limited Liability Company Agreement of RCC GP Dispositions LLC attached hereto as Exhibit C. On the Effective Date, Mr. Hirmes shall execute a stock power, in the form attached hereto as Exhibit D transferring his shares in 111 Pine Avenue Court Corp. back to 111 Pine Avenue Court Corp. Mr. Hirmes shall transfer such interests to the purchasers of such interests in accordance with the terms the purchase agreements attached as exhibits hereto. CCL shall indemnify and hold Mr. Hirmes harmless from any and all claims by third parties (including all costs and expenses) arising out of or relating to these interests, except claims arising from his fraud, gross negligence or willful wrongdoing.

6.             Automobile. CCL’s obligation to lease the Automobile (as defined below) for Mr. Hirmes’s use and CCL’s obligation to pay or reimburse Mr. Hirmes for the lease of, or any other expenses associated with, the Automobile pursuant to Section 4(e) of the Employment Agreement will terminate on the earlier of May 31, 2007 or the date on which Mr. Hirmes negotiates a termination or modification of the lease of the Automobile that terminates CCL’s obligations under the lease; provided, however, that CCL shall not be obligated to consent to any such termination or modification unless the payments owed by CCL as a result of such termination or modification are less than the amount CCL would have been obligatied to pay under the remaining term of the lease (a “Lease Termination”). On the earlier of May 31, 2007 or the date of a Lease Termination, Mr. Hirmes will either deliver the keys of the Automobile to a senior executive of CCL, as approved by a principal executive officer of CCL, or to the Automobile dealership pursuant to the terms of a Lease Modification, if applicable. Mr. Hirmes shall provide timely notice to the General Counsel of CCL upon the negotiation of a Lease Termination and deliver written evidence of such Lease Termination. If Mr. Hirmes does not negotiate a Lease Modification and delivers the keys to the Automobile to a representative of CCL, as of May 31, 2007, any obligation to pay for the lease or any other expenses associated with the Automobile shall be CCL’s and Mr. Hirmes shall have no further liability with respect to the Automobile after March 15, 2007 with respect to matters arising on or after that date. Mr. Hirmes shall pay CCL $1,000 in consideration for his use of the Automobile after the Effective Date. CCL will continue insurance coverage for the Automobile during the period Mr. Hirmes uses the Automobile while it is leased by CCL. “Automobile” shall mean the Lexus LS430 automobile leased by CCL for Mr. Hirmes’s use.

7.             Email; Secretarial Service; Office. From and after the Effective Date, CCL shall not pay for Mr. Hirmes’s cellular telephone, and any other wireless services; provided, however, that CCL shall pay for one year of blackberry service. CCL shall maintain the following email address and permit Mr. Hirmes to have access to such email address to and including March 14, 2008: ahirmes@chartermac.com. CCL shall provide Mr. Hirmes with the use of a personal computer until March 15, 2008; provided, however, that CCL may limit access to its system from such computer as it shall determine in its sole discretion. CCL shall provide Mr. Hirmes with an office and with reasonable secretarial assistance to and including March 14, 2008; provided, however CCL at its option may discontinue access to such office at any time and thereafter shall provide such secretarial assistance at a location other than its offices.

8.	Cooperation.

(a)          Mr. Hirmes agrees that he will cooperate in providing the Company Group with information and other assistance relating to the Company Group’s businesses, including business with Roizman Development, Inc. and The Arker Companies conducted prior to the Effective Date, and that he will be reasonably available during business hours to provide such cooperation.

(b)         Mr. Hirmes agrees that he will assist and cooperate with the Company Group in connection with the defense or prosecution of any claim that may be made against or by the Company Group, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company Group, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings are related to knowledge possessed by him, or any act or omission by him. CCL shall reimburse Mr. Hirmes in accordance with Section 8(h) of the Employment Agreement.

(c)          Mr. Hirmes agrees promptly to perform such acts and deeds, and to execute and deliver such conveyances, assignments, proxies, consents, agreements, instruments, Form 2530s or letters of resignation, as the Company Group may at any time reasonably request in writing in connection with the implementation of this Agreement or in order to better assure and confirm unto the parties hereto their respective rights, powers and remedies hereunder, or in connection with the management transition resulting from his retirement, including, but not limited to the execution of any documents reasonably requested by any lender, partner or affiliate of the Company Group (the “Documentation”). On the Effective Date, Mr. Hirmes shall return to CCL all property belonging to CCL, including but not limited to computer models, files, laptops, phone card, rolodex (if provided by CCL) and/or disks; provided, however, CCL shall provide the email and computer access described in Section 7. On March 15, 2008, Mr. Hirmes shall return his office keys and access card to CCL, subject to earlier return pursuant to Section 7.

(d)          CCL shall cooperate in providing Mr. Hirmes with such information regarding the Company Group entities in which Mr. Hirmes owns an interest as such entities are required to provide to similarly situated interest holders. Mr. Hirmes, at his sole expense, shall have the right to inspect and copy the books and records of such entities to the same extent such entities are required to provide such rights to similarly situated interest holders entities during normal business hours upon reasonable written notice, provided that such inspection and copying does not interfere with the normal business operations of CCL or the applicable Company Group entity; and provided further that such inspection and copying is for a purpose reasonably related to his interest as a partner, member or shareholder of the applicable entity. Mr. Hirmes shall have the right to audit the books and records of Company Group entities in which he owns an interest, at his sole expense, during normal business hours upon reasonable written notice, provided that such audit does not interfere with the normal business operations of CCL or the applicable Company Group entity.

(e) Unless CCL in good faith determines for a particular matter that cooperation or assistance with Mr. Hirmes would be inconsistent with its obligations to its shareholders or other fiduciary duties, CCL will assist and cooperate with Mr. Hirmes in connection with the defense of any claim that may be brought against him, or in connection with any investigation or dispute or claim of any kind involving his work for CCL and/or its affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including, without limitation, providing Mr. Hirmes with access to relevant non-privileged documents in the possession of CCL. Under no circumstances shall such cooperation or assistance require CCL and/or any of its affiliates to disclose any privileged communication.

(f)           The parties shall agree on the wording of the public announcement of Mr. Hirmes’s retirement in advance of such announcement; provided, however, that the Company Group shall not be required to obtain Mr. Hirmes’s consent to disclose information that the Company Group is required to disclose by law in the opinion of the Company Group’s counsel.

9.           Power of Attorney. If, for any reason or no reason, Mr. Hirmes shall fail to execute any Documentation (exclusive of any Federal, state or local filings) within five (5) business days following delivery of a written request therefor, Mr. Hirmes hereby makes and appoints the General Counsel of CCL, as his attorney-in-fact (“Attorney-in-Fact”) to act in his name, place and stead for the purpose of making, executing and delivering the Documentation (exclusive of any Federal, state or local filings), and, without limiting the foregoing, for the purpose of making, executing and delivering all documents and doing such lawful things which the Attorney-in-Fact deems necessary to (i) effect the resignation of Mr. Hirmes as a trustee, director or officer of any entity related to the Company Group; (ii) execute and deliver consents pursuant to Sections 5 and 8(c) hereof; and (iii) take any further ministerial actions as may be necessary to effect the foregoing. This power is coupled with an interest, is irrevocable, and all powers conferred upon the Attorney-in-Fact herein above shall remain at all times in full force and effect, notwithstanding Mr. Hirmes’s incapacity, disability, death, or any uncertainty with regard thereto. Mr. Hirmes hereby consents and agrees that any third party shall be entitled to accept the provisions hereof as conclusive evidence of the right of the Attorney-in-Fact to execute and deliver the Documentation and to effect any other action pursuant to the provisions hereof, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by or on behalf of Mr. Hirmes. Upon exercise of this power of attorney, the Attorney-in-Fact will deliver written notice to Mr. Hirmes, including a copy of the executed Documentation.

10.          Governing Law. This Agreement shall be governed by the laws of the State of New York without regard to the conflicts of principles thereof.

11.          Amendment and Modification. This Agreement may be modified, amended or supplemented only by an instrument in writing signed by all of the parties hereto.

12.          Remedies. Mr. Hirmes agrees that if he breaches any of the specified covenants in Sections 4, 5 and 8 in any material respect, after full compliance by CCL with its obligations in each such Section, in addition to any other remedy which may be applicable at law or in equity, CCL shall be entitled to specific performance and injunctive relief; provided, however, that any such relief shall not be available to obtain specific performance regarding the execution by Mr. Hirmes of any governmental filings which are not deemed by Mr. Hirmes to be correct and/or complete in all material respects.

13.          Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent other failure.

14.          Severability. The invalidity or unenforceability of any provision of this Agreement in any such jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction, or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intentions of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby and thereby are fulfilled to the extent possible.

15.          Arbitration. The parties hereto agree that any dispute, controversy or claim arising out of, relating to or in connection with this Agreement shall be settled by arbitration under and in accordance with the Rules of Employment Arbitration of the American Arbitration Association then in effect, in New York, New York, or such other place agreed to by the parties and in accordance with the arbitration provision of Section 10(f) of the Employment Agreement.

16.          Notices. All notices, Documents and other communications given or made pursuant hereto shall be in writing and delivered by hand or sent by registered or certified mail (postage prepaid, return receipt requested), facsimile or by nationally recognized overnight air courier service and shall be deemed to have been duly given or made as of the date delivered if delivered personally or by facsimile, or if mailed, on the third business day after mailing (on the first business day after mailing in the case of a nationally recognized overnight air courier service) to the parties at the following addresses:

If to Mr. Hirmes:

Alan P. Hirmes
25 Wood Lane
Woodsburgh, New York 11598

with a copy to:

Blank Rome LLP

The Chrysler Building

405 Lexington Avenue

New York, NY 10174-0208

Attention: Harris N. Cogan, Esq.

If to CCL:

CharterMac Capital LLC

625 Madison Avenue

New York, New York 10022

Attention: General Counsel

with a copy to

Paul, Hasting, Janofsky & Walker LLP

75 East 55th Street

New York, New York 10022

Attention: Mark Schonberger, Esq.

17.          Entire Agreement. This Agreement and the Employment Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and undertakings, both written and oral, and may not be modified in any way except in writing by the parties hereto.

18.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

/s/ Alan P. Hirmes

Alan P. Hirmes

March 15, 2007

Date:

CharterMac Capital LLC

By: /s/ Marc D. Schnitzer

Marc D. Schnitzer

Executive Managing Director

March 15, 2007

Date:

Exhibit A

March 15, 2007

To the Board of Trustees of CharterMac

and the Board of Directors of the Entities

Listed on Schedule A Hereto:

The undersigned hereby resigns (i) as a trustee, director and officer of CharterMac and (ii) as a director or officer, as the case may be, of each of the entities listed on Schedule A hereto, effective March 15, 2007.

Very truly yours,

/s/ Alan P. Hirmes Alan P. Hirmes

Schedule A

Entity	Title

TO BE PROVIDED

March 15, 2007

To the Board of Trustees of

American Mortgage Acceptance Company

The undersigned hereby resigns as a trustee of and from any other positions with respect to American Mortgage Acceptance Company, effective March 15, 2007.

Very truly yours,

/s/ Alan P. Hirmes Alan P. Hirmes